UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 24, 2010

ALION SCIENCE AND TECHNOLOGY CORPORATION
 (Exact name of registrant as specified in its charter)

Delaware	333-89756	54-2061691
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10 West 35th Street, Chicago, IL 1750 Tysons Boulevard, Suite 1300, McLean, VA	60616 22102
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (312) 567-4000

Registrant’s telephone number, including area code: (703) 918-4480

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition

The information in this report set forth under Item 7.01 is incorporated herein by reference.

Item 7.01 Regulation FD Disclosure

Alion Science and Technology Corporation (Alion or the Company) intends to disclose on August 25, 2010, the following non-public information.

Consolidated EBITDA (as defined in the Company’s Credit Agreement dated as of March 22, 2010) for the twelve month period ended June 30, 2010, was approximately $58.5 million. Year-to-date adjustments to Consolidated EBITDA were primarily the result of one-time costs associated with Alion’s issuance of $310 million in Units each consisting of $1,000 face value of 12% senior secured notes and a warrant to purchase 1.9439 shares of the Company’s common stock. The calculation and reconciliation to the most comparable financial measure calculated and presented in accordance with GAAP is included in the table below.

Non-GAAP Measures — Consolidated EBITDA Calculations
For the Twelve Months Ended June 30, 2010
(Dollars in thousands)
(Unaudited)

Calculation of Consolidated EBITDA*
Net loss	$(16,995)
Less: Income from early extinguishment of debt	(50,749)
Plus: Interest expense	64,331
Plus: Income tax expense	35,466
Plus: Depreciation and amortization	16,804
Plus: Cash contributions to the ESOP	—
Plus: Non-cash expense associated with difference between fair market value and exercise price of warrants	—
Plus: Non-cash expense with respect to SAR, phantom stock, and warrants and accretion of warrants	(694)
Plus: Non-cash contributions to the ESOP (including 401(k) match and retirement plan contributions)	10,241
Plus: Other non-cash charges/expenses (including with respect to Long-Term Incentive Plan award expense)	4,401
Plus: Any extraordinary losses	—
Plus: Any non-recurring charges and adjustments treated as such by third-party valuation firm	4,130
Less: Cash payments in settlement of SAR, phantom stock and warrant obligations expensed in a previous period	(3,826)
Less: Cash payments in settlement of ESOP obligations expensed in a previous period	(1,332)
Less: Cash payments for other non-cash charges/expenses (including with respect to Long-Term Incentive Plan awards)	(3,202)
Less: To the extent included in net income/(loss), any extraordinary gains	—
Consolidated EBITDA	$58,575

*We believe Consolidated EBITDA can be useful in assessing operating performance and in comparing our performance to other companies in the same industry. EBITDA (earnings before interest, taxes, depreciation and amortization) is a common financial metric in the government contracting industry, in part because it excludes from performance the effects of a company’s capital structure, in particular taxes and interest. EBITDA is not a measure under generally accepted accounting principles in the United States of America (GAAP). It does not measure operating income, profitability, cash flows or liquidity in accordance with GAAP. EBITDA has important limitations on its usefulness as an analytical tool. Consolidated EBITDA excludes certain non-cash expenses and non-recurring items from EBITDA in order to evaluate our ability to meet our obligations from our continuing operations. Consolidated EBITDA is not defined under GAAP and is not a measure of operating income, operating performance, profitability, cash flows or liquidity presented in accordance with GAAP. Consolidated EBITDA has important limitations on its usefulness as an analytical tool.

As of June 30, 2010, the Company had over $1.3 billion of contract proposals that were submitted and waiting for decision, and an additional $690 million of contract proposals that were in process.

As of June 30, 2010, the Company had an overall win rate of 57% (calculated on a dollars basis) for fiscal year 2010.

Item 8.01 Other Events

Alion will host a conference call on August 25, 2010 at 4:00 p.m. ET / 1:00 p.m. PT to discuss financial results for the third quarter of Alion’s fiscal year 2010. Participants may join the conference call by dialing 1-866-253-6509 (toll-free) or 1-703-639-1208 ten minutes prior to the start of the conference. This call is being provided for and is limited to investors in Alion’s debt.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 24, 2010

ALION SCIENCE AND TECHNOLOGY
CORPORATION

By: /s/ Michael J. Alber
Name: Michael J. Alber
Title: Chief Financial Officer

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